Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement File No. 333-232374 on Form S-3 and Registration Statement File No. 333-225259 on Form S-8 of our report dated March 11, 2021, relating to the financial statements of CorePoint Lodging Inc. and subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 11, 2021